SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549

                                 FORM 8-K

                              CURRENT REPORT
                  PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


      Date of report (Date of earliest event reported):  July 8, 2004


                               CANEUM, INC.
            (Exact Name of Registrant as Specified in Charter)


NEVADA                             0-30874             33-0916900
(State or Other Jurisdiction       (Commission         (IRS Employer
of Incorporation)                  File Number)        Identification No.)


170 Newport Center Drive, Suite 220, Newport Beach, CA      92660
(Address of Principal Executive Offices)                    (Zip Code)

Registrant's telephone number, including area code:  (949) 273-4000

Item 5.  Other Events

Merger with Pipeline

     On July 8, 2004, Caneum entered into a merger agreement with Pipeline Software, Inc., a California corporation. The agreement provides for Pipeline to be merged with and into Caneum. Under the terms of the agreement the shareholders of Pipeline will receive 1,000,000 shares of Caneum common stock payable over a period of two years, with 500,000 being issued pro rata to the shareholders of Pipeline at the effective time of the merger, 250,000 being issued to these shareholders on the first anniversary date, and 250,000 on the second anniversary date. Certain shareholders of Pipeline will also receive pro rata a cash payment of $50,000 per month for the first ten months following the closing of the merger. In addition to customary closing conditions, closing will be subject to the approval of the shareholders of both companies and the audit of the financial statements of Pipeline. Closing is further conditioned upon Pipeline having a positive net income for the year ended December 31, 2003, having at least $700,000 of gross revenue and positive net income for the period from January 1, 2004, until June 30, 2004, and having $300,000 in cash and current accounts receivable at the effective time of the merger, less accounts payable. The agreement will be terminated if the merger has not been completed by September 15, 2004.

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     The securities to be issued to the shareholders of Pipeline will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

     The merger agreement also provides that Pipeline will assign to Suntel Systems, Inc., a corporation owned by certain of the Pipeline shareholders, certain of Pipeline's intellectual property rights, all of which will be licensed to Caneum on a nonexclusive basis pursuant to a license agreement which the parties intend to execute at closing. Caneum will retain all of Pipeline's rights, titles and interests in and to the mark "Pipeline Software," Pipeline's related logos, Pipeline's URL address and related trademarks, service marks, trade names and copyrights. Caneum will pay a license fee calculated from a formula agreed to by the parties. The license agreement will have an initial term of five years.

     The foregoing description of the transaction does not purport to be complete and is qualified in its entirety by the merger agreement, a copy of which is incorporated herein by reference as Exhibit 2.2. In connection with the signing of the merger agreement, Caneum issued a press release on July 9, 2004, a copy of which is attached hereto and incorporated herein by reference as Exhibit 99.1.

Employment Agreements

     In connection with the merger transaction with Pipeline, Caneum has entered into two interim employment agreements with persons affiliated with Pipeline. The agreements are with Charlie Sundling and Raju Patel and provide for full-time employment with the company. As additional compensation, these employees will receive performance options vesting over a two year time period to purchase up to 1,000,000 shares of Caneum; and an additional performance cash bonus in the second year of employment of up to $500,000. If the merger agreement with Pipeline is not closed on or before September 15, 2004, the employment agreements will terminate on that date. If closing does occur by that date, the term of the agreements will be for two years from closing and will be renewable for successive one-year terms. Mr. Sundling is being employed during the interim term as Director of Technical Services, and after the closing of the merger he will be appointed as Senior Vice President of Caneum. Mr. Patel is being employed as Director of Professional Services of Caneum.

Item 7.  Exhibits

     The exhibits set forth in the following index of exhibits are filed as a part of this current report.

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

     Exhibit No.    Description of Exhibit

     2.2 Merger Agreement dated July 8, 2004, between Caneum and Pipeline Software, Inc.(1)
     10.12 Employment Agreement dated effective June 15, 2004 with Charlie Sundling
     10.13          Employment Agreement dated effective June 15, 2004 with
                    Raju Patel
     99.1 Press release announcing signing of Merger Agreement with Pipeline Software, Inc.
__________
     (1) Pursuant to Item 601(b)(2) of Regulation S-B, the schedules and the following exhibits have been eliminated from this filing: Exhibit A is the form of the Stock Acquisition Agreement for the Pipeline shareholders; Exhibit B is the form of the Proprietary Information and Inventions Agreement for Pipeline shareholders; and Exhibit C is the form of the Software License Agreement from Suntel Systems, Inc. All of these exhibits are intended to be executed at closing of the Merger Agreement.


                                SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   Caneum, Inc.

Date:  July 9, 2004                By /s/ Suki Mudan
                                   Sukhbir Singh Mudan, President and
                                   Treasurer (Principal Executive Officer
                                   and Principal Financial and Accounting
                                   Officer)



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